Exhibit 99.1

News Release

For Further Information:

Jessica Gulis, 248.559.0840

ir@cnfrh.com

Conifer Holdings Reports 2020 Second Quarter Financial Results

Company to Host Conference Call at 8:30 AM ET on Thursday, August 13, 2020

Birmingham, MI, August 12, 2020 - Conifer Holdings, Inc. (Nasdaq: CNFR) (“Conifer” or the “Company”) today announced results for the second quarter ended June 30, 2020.

Second Quarter 2020 Financial Highlights (compared to the prior year period)

•	Gross written premium increased 9.4% to $27.5 million
•	The Company’s overall combined ratio was 100.5% (accident year combined ratio was 86.6%)
•	Commercial lines represented approximately 93% of gross written premium
•	Commercial Lines combined ratio improved 6 percentage points to 101.7% (accident year combined ratio was 86.5%)
•	Personal Lines combined ratio was 85.7% (accident year combined ratio was 86.9%)
•	Net income of $1.5 million, or $0.16 per share, based on 9.6 million average shares outstanding
•	Book value per share of $4.51 as of June 30, 2020, an improvement of 18.4% sequentially from $3.81 at March 31, 2020

Management Comments

James Petcoff, Chairman and CEO, commented, “We are pleased to report solid financial results for the period, and a return to profitability, led by growth in our core lines of business. We are continuing to take a conservative approach during an uncertain period due to the global pandemic, but we believe that our continued focus on our core specialty lines has produced anticipated positive results. We remain focused on improving our overall expense structure, and growing steadily in the lines of business where Conifer can be a profitable market leader. “

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2020 Second Quarter Financial Results Overview

At and for the Three Months Ended June 30,			At and for the Six Months Ended June 30,		
	2020	2019	% Change	2020	2019	% Change
	(dollars in thousands, except share and per share amounts)					
Gross written premiums	$ 27,545	$ 25,169	9.4%	$ 52,629	$ 49,385	6.6%
Net written premiums	23,065	21,434	7.6%	44,116	41,756	5.7%
Net earned premiums	21,758	21,349	1.9%	43,775	43,036	1.7%
Net investment income	863	1,051	-17.9%	1,817	1,961	-7.3%
Net realized investment gains	245	715	**	1,173	734	**
Change in fair value of equity investments	1,576	(915)	**	(1,510)	350	
Other gains	145	-	**	260	-	**
Net income (loss)	1,505	(2,884)	**	(3,220)	(3,564)	**
Net income (loss) per share, diluted	$ 0.16	$ (0.34)		$ (0.34)	$ (0.42)	
Adjusted operating income (loss)*	(461)	(5,597)	**	(3,143)	(9,844)	**
Adjusted operating income (loss) per share, diluted*	$ (0.04)	$ (0.67)	**	$ (0.33)	$ (1.17)	**
Book value per common share outstanding	$ 4.51	$ 4.89		$ 4.51	$ 4.89	
Weighted average shares outstanding, basic and diluted	9,595,668	8,370,782		9,594,221	8,411,835	
Underwriting ratios:						
Loss ratio (1)	54.6%	67.1%		59.6%	66.8%	
Expense ratio (2)	45.9%	45.9%		46.5%	43.7%	
Combined ratio (3)	100.5%	113.0%		106.1%	110.5%	

* The "Definitions of Non-GAAP Measures" section of this release defines and reconciles data that are not based on generally accepted accounting principles.

** Percentage is not meaningful

(1) The loss ratio is the ratio, expressed as a percentage, of net losses and loss adjustment expenses to net earned premiums and income from underwriting operations.

(2) The expense ratio is the ratio, expressed as a percentage, of policy acquisition costs and other underwriting expenses to net earned premiums and other income from underwriting operations.

(3) The combined ratio is the sum of the loss ratio and the expense ratio. A combined ratio under 100% indicates an underwriting profit. A combined ratio over 100% indicates an underwriting loss.

2020 Second Quarter Premiums

Gross Written Premiums

Gross written premiums increased 9.4% in the second quarter of 2020 to $27.5 million, compared to $25.2 million in the prior year period. The increase was largely due to growth in commercial specialty lines, as retention levels remain higher than historical averages in addition to improved rate activity. The overall premium increase was supplemented by continued growth in the Company’s personal lines, driven by its low-value dwelling line of business.

Net Earned Premiums

Net earned premiums increased 1.9% to $21.8 million for the second quarter of 2020, compared to $21.3 million for the prior year period.

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Commercial Lines Financial and Operational Review

The Company’s commercial lines of business, representing 93% of total gross written premium in the second quarter of 2020, primarily consists of property and liability coverage offered to owner-operated small- to mid-sized businesses. Commercial lines gross written premium increased 9.1% in the second quarter of 2020, as the Company continues to shift its mix towards more profitable specialty lines.

Commercial lines combined ratio was 101.7% for the three months ended June 30, 2020, compared to 107.7% in the prior year period, largely due to a 6.2 percentage point improvement in the loss ratio. Commercial lines accident year combined ratio was 86.5% for the quarter.

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Personal Lines Financial and Operational Review

Personal lines, representing 7% of total gross written premium for the second quarter of 2020, consists largely of low-value dwelling homeowner’s insurance. Personal lines gross written premium increased 13.7% to $2.0 million in the second quarter of 2020 compared to the prior year period, largely due to renewed growth in the Company’s low-value dwelling line of business.

Personal lines combined ratio was 85.7% for the three months ended June 30, 2020, compared to 197.9% in the prior year period. Personal lines loss ratio for the three months ended June 30, 2020 improved considerably to 39.6%, compared to 147.8% in the prior year period, largely driven by significantly lower losses from wind-exposed homeowner’s lines (specifically Florida homeowners).

The personal lines accident year combined ratio was 86.9% for the quarter.

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Combined Ratio Analysis

Combined Ratio

The Company's combined ratio was 100.5% for the quarter ended June 30, 2020, compared to 113.0% for the same period in 2019. The Company’s accident year combined ratio for the quarter ended June 30, 2020 was 86.6%, compared to 101.8% in the prior year period.

Loss Ratio:

The Company’s losses and loss adjustment expenses were $11.9 million for the three months ended June 30, 2020, compared to $14.4 million in the prior year period. This resulted in a lower loss ratio of 54.6%, compared to 67.1% in the prior year period.

Expense Ratio:

The expense ratio was 45.9% for the second quarter of 2020, remaining flat compared to the prior year period.

Net Investment Income

Net investment income was $863,000 during the quarter ended June 30, 2020, compared to $1.1 million in the prior year period. Net realized gains during the second quarter were $245,000, compared to net realized gain of $715,000 in the prior year period.

Change in Fair Value of Equity Securities

During the quarter, the Company reported a gain from change in fair value of equity investments of $1.6 million, compared to a loss of $0.9 million in the prior year period, and a loss of $3.1 million in the first quarter of 2020. This increase was largely related to a recovery in the equity markets following a decline in the first quarter related to the COVID-19 pandemic.

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Net Income (Loss)

In the second quarter of 2020, the Company reported net income of $1.5 million, or $0.16 per share, compared to a net loss of $2.9 million, or $0.34 per share, in the prior year period.

Adjusted Operating Income (Loss)

In the second quarter of 2020, the Company reported adjusted operating loss of $0.5 million, or $0.04 per share, compared to adjusted operating loss of $5.6 million, or $0.67 per share, for the same period in 2019. See Definitions of Non-GAAP Measures.

Earnings Conference Call with Accompanying Slide Presentation

The Company will hold a conference call/webcast on Thursday, August 13, 2020 at 8:30 a.m. ET to discuss results for the second quarter ended June 30, 2020.

Investors, analysts, employees and the general public are invited to listen to the conference call via:

Webcast:On the Event Calendar at IR.CNFRH.com

Conference Call:844-868-8843 (domestic) or 412-317-6589 (international)

The webcast will be archived on the Conifer Holdings website and available for replay for at least one year.

About the Company

Conifer Holdings, Inc. is a Michigan-based insurance holding company. Through its operating subsidiaries, Conifer offers customized coverage solutions tailored to the needs of our specialty niche insureds.  Across all 50 states, we utilize a multi-channel distribution approach, but largely market through independent agents. Conifer is traded on the Nasdaq Global Market (Nasdaq: CNFR), and additional information is available on the Company’s website at www.CNFRH.com.

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Definitions of Non-GAAP Measures

Conifer prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners' (NAIC) Accounting Practices and Procedures Manual, and therefore is not reconciled to GAAP data.

We believe that investors’ understanding of Conifer’s performance is enhanced by our disclosure of adjusted operating income. Our method for calculating this measure may differ from that used by other companies and therefore comparability may be limited. We define adjusted operating income (loss), a non-GAAP measure, as net income (loss) excluding net realized investment gains and losses, after-tax, excluding the tax impact of changes in unrealized gains and losses, and including the net change in deferred gain on losses ceded to the Adverse Development Cover (ADC). We use adjusted operating income as an internal performance measure in the management of our operations because we believe it gives our management and other users of our financial information useful insight into our results of operations and our underlying business performance.

Reconciliations of adjusted operating income and adjusted operating income per share:

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Forward-Looking Statement

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance, and include Conifer’s expectations regarding premiums, earnings, its capital position, expansion, and growth strategies. The forward-looking statements contained in this press release are based on management’s good-faith belief and reasonable judgment based on current information. The forward-looking statements are qualified by important factors, risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those in the forward-looking statements, including those described in our form 10-K (“Item 1A Risk Factors”) filed with the SEC on March 12, 2020 and subsequent reports filed with or furnished to the SEC. Any forward-looking statement made by us in this report speaks only as of the date hereof or as of the date specified herein. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable laws or regulations.

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